EXHIBIT 5.1

[PILLSBURY WINTHROP, LLP LETTERHEAD]

April 28, 2003

Cardima, Inc.

47266 Benicia Street

Fremont, CA 94538-7330

Ladies and Gentlemen:

We are acting as counsel for Cardima, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, of (i) up to 7,417,688 shares (the “Shares”) of common stock, par value $.001 per share (the “Common Stock”), of the Company, (ii) up to 3,677,378 shares (the “Warrant Shares”) of Common Stock issued or issuable upon the exercise of certain warrants to purchase Common Stock issued by the Company on March 28, 2003 and April 11, 2003 and (iii) up to 126,580 shares of Common Stock issuable upon exercise of warrants to purchase common stock of the Company issued on April 12, 1999 and February 25, 2000, as adjusted on April 11, 2003 (the “Additional Warrant Shares”). In this regard we have participated in the preparation of a Registration Statement on Form S-3 relating to the Shares, the Warrant Shares and the Additional Warrant Shares. Such Registration Statement, as amended, is herein referred to as the “Registration Statement.”

In connection with the foregoing, we have examined the Amended and Restated Certificate of Incorporation and the Bylaws of the Company, certificates of officers of the Company and public officials, and such other documentation as we have deemed necessary or advisable in order to render the opinions expressed herein.

Based upon the foregoing, we are of the opinion that (1) the Shares have been duly authorized and legally issued and the Shares are fully paid and non-assessable, (2) the Warrant Shares have been duly authorized and, when issued in connection with the terms of the Warrants for the consideration set forth therein, will be legally issued, fully paid and non-assessable and (3) the Additional Warrant Shares have been duly authorized and, when issued in connection with the terms of the warrants for the consideration set forth therein, will be legally issued, fully paid and non-assessable. This opinion is limited to matters governed by Delaware General Corporation Law.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein.

Very Truly Yours,

/s/    PILLSBURY WINTHROP LLP